Exhibit 99.1

                 Redhook Ale Brewery Makes Required Disclosure


    SEATTLE--(BUSINESS WIRE)--March 29, 2004--On March 29, 2004, Redhook Ale Brewery, Incorporated (Nasdaq:HOOK) filed its Form 10-K for the year ended December 31, 2003 with the Securities and Exchange Commission. Included in the Form 10-K are financial statements audited by Ernst & Young LLP, independent auditors, as of and for the year ended December 31, 2003. Ernst & Young has issued an opinion with respect to the financial statements with a fourth explanatory paragraph that states as follows: "As discussed in Note 1 to the financial statements, the Company's distribution agreement with Anheuser-Busch is subject to early termination in 2004. The termination of the distribution agreement would cause an event of default under the Company's bank credit agreement and would require the Company to redeem the Series B Preferred Stock on December 31, 2004. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. The 2003 financial statements do not include any adjustments that might result from the outcome of this uncertainty." President and CEO Paul Shipman commented, "We clearly understand the significance of this issue and are holding ongoing discussions with Anheuser-Busch regarding this matter. We believe that the relationship with Anheuser-Busch and its distributors is good. To date, neither Redhook nor Anheuser-Busch has given any indication that it intends to terminate the distribution agreement."


    CONTACT: Redhook Ale Brewery
             David Mickelson, 425-483-3232, ext. 201
             Anne Mueller, 425-483-3232, ext. 115